COLONIAL MICHIGAN TAX-EXEMPT FUND
                             FUND YIELD CALCULATION
                           (CALENDAR MONTH-END METHOD)
                        30-DAY BASE PERIOD ENDED 1/31/98

                                                 6
                            FundYield=  [(a-b +1)   ]
                                       2[ ---     -1]
                                        [ cd    )   ]

                                         CLASS A      CLASS B         CLASS C
a = dividends and interest earned
    during the month................       $163,875     $53,501           $433

b = expenses accrued during the month        29,320      17,580            116

c = average dividend shares
    outstanding during the month ...      5,352,103   1,747,316         14,145

d = class maximum offering price per share
    on the last day of the month ....         $7.69       $7.32          $7.32

     YIELD...........................         3.96%       3.39%          3.70%
                                              -----       -----          -----
     YIELD WITHOUT WAIVER............         3.74%       3.17%          3.17%
                                              -----       -----          -----

     TAX-EQUIVALENT YIELD:...........         6.86%       5.87%          6.41%
                                              -----       -----          -----